UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
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PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2012

PUBLIC STORAGE
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33519	95-3551121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

(818) 244-8080
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Entry Sheet Arrangement of a Registrant

On March 21, 2012, Public Storage (the “Company”) entered into a five year Amended and Restated Credit Agreement (the “Credit Agreement”) with the financial institutions party to the Credit Agreement and their permitted assignees, and each of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association as Agent and Bank of America, N.A., as Syndication Agent. The obligations of the Company under the Credit Agreement are guaranteed by certain subsidiaries of the Company on the terms set forth in the Credit Agreement. The Credit Agreement matures on March 21, 2017 and replaces in its entirety the revolving credit facility provided for under the Company’s Credit Agreement dated March 27, 2007 (the “2007 Credit Agreement”).

Under the terms of the Credit Agreement, the Company has the ability to borrow up to $300 million under a revolving credit facility. The facility includes borrowing capacity for letters of credit and for borrowings on same-day notice. At any time during the term of the Credit Agreement, the Company may request an increase in the facility of an additional $300 million, subject to certain conditions.

Loans under the Credit Agreement bear interest at variable rates determined at the Company’s option at the time of any borrowing.  Rates may be established based on an absolute rate determined by competitive bids or, alternatively, based on LIBOR or, under some circumstances, the Federal funds rate plus, in either case, an applicable margin determined on the basis of the Company's senior debt credit ratings as published by Standard & Poor’s Rating Services or Moody’s Investor Service, Inc.

The Credit Agreement requires that the Company comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and minimum interest coverage ratio test and other customary affirmative, negative and financial covenants. These also include furnishing the lenders periodic financial information about the Company and copies of reports filed with the Securities and Exchange Commission; paying and discharging material obligations and liabilities; maintenance of corporate existence and REIT status; limitations on the ability to consolidate, merge or sell, lease or otherwise transfer all or substantially all assets; and limitations on transactions with affiliates.

The Credit Agreement also contains customary events of default (subject to certain grace periods), including nonpayment of principal, interest, fees or other amounts when due; material inaccuracies of representations or warranties; defaults in payments of other material indebtedness, the occurrence of certain bankruptcy events; material judgments; certain ERISA events; and certain changes of control. Upon the occurrence of an event of default, any outstanding loans may be accelerated and/or lender commitments terminated, except that upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement will automatically become immediately due and payable, and the lenders commitments will automatically terminate.

Borrowings under the Credit Agreement may be used, among other things, for property development costs, capital expenditures, repayment of indebtedness, general working capital needs and other general corporate purposes, including payment of dividends, acquisitions, and repurchases and redemptions of securities otherwise permitted under the Credit Agreement. As of March 27, 2012, the Company had no outstanding borrowings under the Credit Agreement.

In the ordinary course of their respective businesses, many of the lenders or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company and its subsidiaries for which they received, or may receive, customary fees and reimbursement of expenses.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

As reported in Item 1.01, on March 21, 2012, the 2007 Credit Agreement was terminated.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1  Amended and Restated Credit Agreement dated as of March 21, 2012*
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* Exhibits and schedules to this agreement have been omitted as permitted under Item 601 of Regulation S-K and will be furnished supplementally upon request to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2012

                         PUBLIC STORAGE

By:	/s/ Stephanie Heim Stephanie Heim
Vice President

Exhibit Index

10.1  Amended and Restated Credit Agreement dated as of March 21, 2012*

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* Exhibits and schedules to this agreement have been omitted as permitted under Item 601 of Regulation S-K and will be furnished supplementally upon request to the Securities and Exchange Commission.